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                                               Exhibit 5.1



           25 RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01582
           ===================================================



                                  June 1, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  New England Electric System
          Common Shares

Dear Commissioners:

     The undersigned, Corporation Counsel and Assistant General Counsel for New England Electric System (the Company) have been of counsel for the Company in connection with the proposed issuance of up to 160,000 common shares of the Company to be used for the acquisition of Nantucket Electric Company pursuant to a Merger and Acquisition Agreement, dated as of March 22, 1995, (the Merger Agreement). The Merger Agreement contains a number of conditions precedent to the merger and therefore to the issuance of these additional shares. As such counsel, we have reviewed the various documents and proceedings relating to said issue, including without limiting the foregoing, the registration statement on Form S-4 and the prospectus. We have also reviewed the corporate and regulatory authority for the issuance. Accordingly, we are familiar with the proceedings taken in connection with such issue.

     Based on the foregoing, and subject to the additional actions yet to be taken indicated below, it is our opinion:

     1. That the Company is a duly created and existing voluntary association in The Commonwealth of Massachusetts;
and that the authorized shares of the Company consist of 150,000,000 common shares of the par value of $1 each, and that authorized but unissued shares are greater than said
160,000 common shares.

     2. That the issuance of the additional common shares as permitted by the Agreement and Declaration of Trust dated January 2, 1926, as amended (the Agreement), has been duly authorized by the Board of Directors of the Company, subject to approval of regulatory authorities having jurisdiction;

     3. When duly issued and paid for, the authorized common shares will be, validly issued, full-paid and non-assessable,
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Securities and Exchange Commission
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June 1, 1995

and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Agreement.
Article 9 of the Agreement provides in substance that no shareholder, director, officer, or agent shall be held to any liability in contract, tort or otherwise; that every person shall look only to the trust estate for payment or damages or otherwise, and that in every written agreement or obligation reference shall be made to the Agreement and to the substance of such part of the above provisions of Article 9 as are applicable, and that neither the Board of Directors nor the Trustee nor any officer, agent or representative shall have any power or authority to enter into any agreement or obligation on behalf of the Company except in accordance with the provisions of said Article 9. Article 10 of the Agreement provides that no trustee, director, officer, or agent of the Company shall be entitled to look to the shareholders personally for indemnity against liability incurred by them or call upon the shareholders for the payment of any assessment except only in the case of shares which by their express terms are issued part-paid and assessable and then only as therein provided. In Article 27 of the Agreement it is further provided that all shares issued and to be issued shall be full-paid and non-assessable except to the extent otherwise specifically provided in the certificates representing such shares. The Agreement expressly declares in Article 39 that a trust and not a partnership is deemed to be created and that the shareholders shall be deemed to hold only the relationship of cestuis que trustent to the Trustee. Despite these provisions, the shareholders of a voluntary association such as the Company might, with respect to the liability of shareholders under Massachusetts law, be treated in legal contemplation as partners and as such under some circumstances might be held personally liable for certain obligations or liabilities of the Company. We consider the possibility of any such liability remote because, in our opinion, shareholders are protected under the laws of Massachusetts from personal liability on contract obligations arising from instruments containing the substance of such said provisions of Article 9 as are applicable (it being the practice of the Company to insert such in all contract obligations, including all debt securities), and because the Company is a holding company so that the possibility of substantial liabilities arising from torts or statutory liabilities or penalties, other than tax liabilities, is not as great as in the case of
companies operating physical properties.   Notwithstanding the
fact that the Company is a holding company, in suits and claims against its subsidiaries, including environmental claims, courts and agencies might disregard corporate formalities and assign liability to the Company despite traditional principles of corporate law. Further, we understand that unincorporated voluntary associations have
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Securities and Exchange Commission
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June 1, 1995


been treated as general partnerships under the laws of a few states, including Texas in which the Company's oil and gas subsidiary has qualified to do business as a foreign corporation. Even so, for the reasons cited above and because of the substantial capitalization of the Company and its subsidiaries, we consider the possibility of personal liability of the shareholders of the Company to be remote.

     4. The issue of the additional common shares is subject to appropriate action by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 and receipt of full payment for the shares, and the sale of the additional common shares is subject to a registration statement with respect thereto becoming effective under the Securities Act of 1933, as amended. This opinion does not relate to qualifications or registration of shares under securities or "blue sky" laws of the several states.

     We hereby consent to the use of our names in the registration statement and related prospectus of the Company with respect to the additional common shares and to the use of this opinion in connection therewith.

                                  Very truly yours,

                                  s/Robert King Wulff

                                  Robert King Wulff
                                  Corporation Counsel

                                  s/Kirk L. Ramsauer

                                  Kirk L. Ramsauer
                                  Assistant General Counsel